Outline of Murdock Group Holdings and Assets and Liability Information
November 06, 2000 3:06:00 PM ET
SALT LAKE CITY, Nov. 6 /PRNewswire/ -- The Murdock Group Holding Company (OTC Bulletin Board: TMGS) outlines business holdings and information on assets and liabilities as well as the public stock float. The Murdock Group is a holding company as detailed in its press release dated September 7, 2000. The Murdock Group has two business divisions. The career services division with primary revenue coming from career coaching services and secondary revenue coming from corporate career services, and the real estate development division that buys/sells real estate primarily in Utah and surrounding region. The Murdock Group also holds a large minority interest in CareerWebSource (formerly MyJobSearch.com).

1. Career Services Division

       As described in the June 2000 quarterly report the career services division coaches clients one-on-one and in groups on job search skills. These skills include resume preparation, interviewing, networking, negotiating, career planning and focusing. The company also provides clients with one of the largest resource centers with phones, faxes, computers and other relevant job search tools. The company is not a recruiter or headhunter, but rather a trainer and coach working for the client.

       The division also provides corporate career services including regular career fairs and corporate hiring skills training and outplacement.

    2. Real Estate Division

       The real estate division buys and sells real estate as outlined in the June 30, 2000 quarterly report and the 1999 annual 10K report. The company to date has purchased approximately 23 million dollars in properties (its cost) as outlined in the public filings. Details about all real estate purchases made through June 30, 2000 are available in the company's publicly filed 10K annual report and 10Q quarterly reports that can be found on www.sec.gov.

    3. CareerWebSource

       CareerWebSource is a Delaware corporation that builds online career centers for high schools, libraries and colleges. The Murdock Group holds a large minority stake in this company. CareerWebSource was founded in June 1999 and has raised multiple rounds of funding including a 5.8 million dollar round as explained in The Murdock Group's press release dated May 8, 2000. CareerWebSource (formerly MyJobSearch.com) derives its primary revenue source from building career centers for high schools, libraries, and colleges and then charging corporate partners to partner with, sponsor, and advertise on these career centers.

    Other information:
As outlined in the 8K filed on September 15, 2000, the company is attempting to restructure debt and assets at this time. Exact details will be made available in the upcoming third quarter 10Q that the company will release in the coming weeks, as well as in the annual report available early next year. In the June 30, 2000 quarterly report the company had 21 million dollars of assets on the books and 25 million dollars of liabilities. As described in the September 8K, the company is attempting to substantially restructure to reduce its debt and improve cash flow and profits. The company has had success in doing this as detailed in the October 25, 2000 press release and is continuing rapid efforts to accomplish these goals as outlined in the November 2, 2000 press release.

As of October 30, 2000 the company believes that the active float being traded is a just below 3 million common shares. This information was obtained from the Depository Trust Company located in New York. About The Murdock Group Founded in 1983, The Murdock Group has emerged as a business incubator with emphasis in the employment industry. The Murdock Group has incubated Internet offerings MyJobSearch.com, an employment portal, and CareerWebSource, a BtoB employment information company, as well as a full service brick and mortar career-coaching provider. The Murdock Group also has a real estate development group specializing in small to midsize entitlement projects. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities, and growth prospects, readers are cautioned that such forward looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the Company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by The Murdock Group with the Securities and Exchange Commission. FOR MORE INFORMATION CONTACT:

INVESTOR RELATIONS, Ron de Jong, de Jong & Associates, 345 S. Coast Hwy 101, Encinitas, CA 92024, (877) 943-9065 Toll Free, (760) 943-9065, (760)
943-7164 (fax), e-mail: tmgs@dejong.org, http://www.dejong.org THE MURDOCK GROUP, Stephen Fitzwater, Executive VP, (801) 268-3232, e-mail: sf@murdock.com,
Website: www.murdock.com